EXHIBIT 16.1

February 27, 2014

DOV WEINSTEIN & CO. C.P.A. (ISR)

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:           Commission File No. 333-183760 (CÜR MEDIA, INC.)

Ladies and Gentlemen:

We have read Item 4.01 of Cur Media Inc’s (formerly known as Duane Street Corp) Current Report on Form 8-K dated February 24, 2014, captioned “Changes in Registrant’s Certifying Accountant,” and are in agreement with the statements contained therein, as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Dov Weinstein & Co. C.P.A. (Isr)

Dov Weinstein & Co. C.P.A. (Isr)
Jerusalem, Israel